Exhibit 23.1

New York Office:

805 Third Avenue, 14th Floor

New York, NY 10022

212.838.5100

www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Spectral Capital Corporation

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated June 12, 2026, relating to the consolidated financial statements of Greenwave Technology Solutions, Inc., which includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern, as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

New York, NY

September 18, 2026

New York, NY Washington DC Mumbai & Pune, India San Francisco, CA

Houston, TX Boca Raton, FL Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide